Exhibit 99.1
Magic Communications, Inc. Announces Appointment of New Directors
FOR IMMEDIATE RELEASE
     Henderson, NV—On June 23, 2007, Mr. Edward Hohman, Chairman announced that the board of Directors (the “Board”) of Magic Communications, Inc. (the “Company”) (MAGN.OB) elected Mr. Paul Lisak, M.S., R.E.H.S., and Mr. David Meyrowitz to fill the vacant Board seats in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Post Tension of Nevada (“PTNV”), and PTNV Acquisition Corp., which was completed April 12, 2007.
     Mr. Lisak, age 62, retired in 2002 as Los Angeles (“LA”) County’s Hazardous Materials Control Manager, and from over 30 years service devoted to the administration and management of public health, and management of hundreds of millions of dollars in public funds. Mr. Lisak had been promoted to the aforementioned position in 1994, after serving 10 years in LA County’s Hazardous Waste/Materials Divisions as a supervisor and industrial hygienist. Previous to that, in 1980, he had been promoted to Administrator of LA County’s Public Health Labs, testing for communicable diseases and associated environmental chemical and toxic analyses. He is currently on the board of Early Detection, Inc. and Paradise Music & Entertainment, Inc. both publicly traded companies.
     Mr. Meyrowitz, age 61, has been a Senior Partner in the law firm of Simon Meyrowitz & Meyrowitz, P.C. for over twenty years. Mr. Meyrowitz has acted as special counsel to Valley National Bank and Washington Mutual Bank in connection with their mortgage and construction loan financing. Mr. Meyrowitz also acts as special collection counsel to the New York City Housing authority. Mr. Meyrowitz has been an officer and/or director of a number of companies and has acted as general and/or special counsel to many of them as well. He is currently on the board of Directors of The Center For Wound Healing, Inc., a publicly traded company located in Iselin NJ.
     Mr. Edward Hohman maintains his position as Chairman of the Board and the Chief Executive Officer he has held since April 2007. He also serves on the Board’s Compensation Committee.
     In consideration for their service on the Board, Messrs. Lisak and Meyrowitz have each been issued warrants to purchase 50,000 shares of the Company’s common stock at a price of $1.00 each, as well as compensation of $1,000 for each meeting of the Board or any committee thereof that they attend in person and $500 for each meeting of the Board or any committee thereof that they attend by telephonic or other electronic means and reimbursement of their costs of attending such meetings. In addition, each of them will receive a grant of 25,000 common shares for their services. This compensation will be available to each of Messrs. Lisak and Meyrowitz each year they serve on the Board of Directors.
     The Board has determined that Mr. Lisak and Mr. Meyrowitz each qualify as an “independent director” under applicable rules and regulations.
     Mr. Hohman stated that he was pleased to welcome these gentlemen to the Board of Directors of the Company and complete the important step of restructuring the Board and clearing the way for the growth of the Company.
CONTACT INFORMATION:
Magic Communications, Inc.
Post Tension of Nevada, Inc.
Mr. Edward Hohman, Chairman and Chief Executive Officer
1179 Center Point Drive, Henderson, NV    89074
(702) 565-7866
About Magic Communications, Inc.
As a result of a recently-announced merger, Magic Communications, Inc.’s, operating subsidiary, Post Tension of Nevada, a Henderson, Nevada based company, provides post-tension components and systems that reinforces concrete construction for the residential and commercial markets of the western United States. The Company is 20 years old and management believes the Company is one of the largest domestically owned post tension companies.

     The Company provides both full service and freight-on-board components. The full-service business accounts for 90% of the revenues. Before concrete slab (slab-on-ground or SOG) foundations are poured, the company installs the post-tension system. After the foundation is poured, with the system in place, when the proper psi is achieved, the post-tension cables are then tensioned to thirty-three thousand pounds each tendon. This creates a stronger base that eliminates unwanted expansion movement and settling that can otherwise damage interior and exterior walls. Post tension designs disburse the load throughout the slab, not only on perimeter or load-bearing walls.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new ventures, as well as other factors set forth in Paradise’s most recently filed Form 10-K and Form 10-Q reports. The forward-looking statements contained herein represent the Company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. Paradise assumes no obligation to update the statements contained in this release.